POLICY REGARDING ROUNDY'S REDEMPTIONS/REPURCHASES OF ITS STOCK
	---------------------------------------------------------------

	  (As Adopted By the Board of Directors on December 7, 1993)

     The following are the terms and conditions upon which Roundy's ordinarily will respond to its shareholders' requests to redeem or repurchase their Roundy's, Inc. stock:

	(1) WHEN REPURCHASE REQUESTS MAY BE MADE. Requests by a shareholder to have its stock repurchased or redeemed will be accepted only during three
(3) "window" periods each year -- after the first, second and third fiscal quarters of the Company consisting of the first two weeks of May, August and November, respectively. These "window" periods are subject to closure or modification by management or the Board of Directors of the Company if, in the best judgment of management or the Board, it would be inappropriate for the Company to be engaged in the purchase or sale of its shares at such time. Requests for redemption will be deemed to have been duly made during these periods if they a re received in writing at the Company's Pewaukee office during the window period or, if received thereafter, if they were postmarked during the window period. With respect to inactive retailers-shareholders tendering their stock pursuant to the Company's repurchase policy as set forth in its Prospectus, that policy will remain in force in accordance with its current terms except that shares will be repurchased pursuant to that policy only if the request for repurchase is received during a window period as described above. Once such a request has been received, the established terms of the repurchase policy will govern the repurchase of and payment for the shares in question.

	     With regard to so-called "hardship" redemptions, the Company will continue its existing policy of considering such requests on an individual basis in light of the specific circumstances involved in "hardship" redemptions may be made at any time, without regard to the window periods discussed above, but the Company will reserve the right to decline any such request (even if the "hardship" standards are otherwise met) if in the judgment of the Company's management it would be inadvisable for the Company to engage in repurchases of its stock at such time.

	(2) NUMBER OF SHARES WHICH MAY BE TENDERED FOR REDEMPTION. Consistent with the Company's past practices, the number of shares which may be repurchased from any shareholder at any time will be limited by the Company's capacity to redeem shares under its existing loan agreements. This available capacity will be applied to redemption requests on a "first come, first served" basis. Subject to the Company's policy regarding repurchases of it shareholders, as contained in its Prospectus, the Company may also decline to redeem or repurchase shares at any time, or limit the number of shares which it will redeem from any shareholder, if in the discretion of management or the Board of Directors such a limitation is in the best interests of the Company.

	(3) SHAREHOLDERS ELIGIBLE TO TENDER THEIR SHARES. These policies apply to all shareholders of the Company.

	(4) PRICE AT WHICH SHARES WILL BE REDEEMED. Shares will be redeemed pursuant to this policy at a price equal to their book value as of the fiscal year end preceding the date on which the redemption request is received.

	(5) AUTHORITY OF THE BOARD TO SUSPEND OR DEVIATE FROM THIS POLICY. The Board of Directors reserves at all times the authority to alter, suspend or deviate from this policy, in its discretion, to the extent it determines such action to be appropriate.

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	(6)  EFFECTIVE DATE.  These policies will be effective commencing
January 1, 1994.